Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 29, 2007 (except for Note 16 as to which the date is June 21, 2007), in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of comScore, Inc. for the registration of 000,000 shares of its common stock.

/s/ Ernst & Young LLP
McLean, VA
October 29, 2007